Exhibit 5.1

Calfee, Halter & Griswold LLP Attorneys at Law The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 216.622.8200 Phone

September 5, 2024

Transcat, Inc.
35 Vantage Point Drive
Rochester, NY 14624

We have acted as special Ohio counsel for Transcat, Inc. (the “Company”) in connection with the registration of 31,142 shares (the “Shares”) of common stock, $0.50 par value per share, of the Company (the “Common Stock”), pursuant to a Registration Statement on Form S-3 which was filed with the Securities and Exchange Commission on September 5, 2024 (the “Registration Statement”). The Shares are being registered for resale by certain selling shareholders of the Company identified in the Registration Statement pursuant to the prospectus accompanying the Registration Statement dated September 5, 2024 (the prospectus and any amendments or supplements thereto, collectively, the “Prospectus”). The Registration Statement and the Prospectus were filed under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined or are otherwise familiar with the Company’s Articles of Incorporation, as amended, the Company’s Code of Regulations, as amended, the Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited solely to the federal laws of the United States of America and the state laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

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Transcat, Inc.
September 5, 2024

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP

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